EXHIBIT 10.22

                           GIANT INDUSTRIES, INC.
                  2007 MANAGEMENT DISCRETIONARY BONUS PLAN


1. Establishing a Pool of Money for Payment of Management Bonuses

The Company's 2007 financial goals are based on the Company's 2007 budget. The Company will accrue funds for the payment of bonuses throughout the year, but the achievement of a minimum pre-tax level of earnings generally will be required before any bonuses will be paid under this Plan. If Company financial performance exceeds this minimum earnings level, the accrual will be increased until the accrual equals the full amount budgeted for the payment of management bonuses in the 2007 Budget. Thereafter, additional funds may be accrued based on an assessment by the Administrative Committee and the Compensation Committee of the Board of Directors of anticipated Company performance and other factors which they deem appropriate. The financial targets are subject to change based on the acquisition or divestiture of significant assets or other matters, as the Compensation Committee shall determine.

2. Criteria for Bonuses

While the amount accrued for the payment of bonuses increases with increases in earnings, this Plan is not a profit sharing plan. Annual cash bonuses awarded to plan participants are based on an evaluation of the participant's individual performance and accomplishments, and contributions to the achievement of business unit strategies and goals. They are also based on an evaluation of the participant's commitment to the Company's core values and contributions to the achievement of the Company's 2007 goals for: (1) pre-tax earnings, cash flow and capital expenditures, (2) the financial performance of Empire Oil and the assets acquired from Amigo Petroleum, (3) the operation of the 16" pipeline system, (4) improving the operating reliability of our refineries, (5) the development and implementation of process improvement projects, (6) the development and implementation of plans to improve our overall financial health and flexibility, (7) maintenance of our Sarbanes-Oxley 404 compliance status, and (8) strategic growth of the Company.

3. Procedure for Setting Bonuses

For participants who are not executive officers, supervisors shall recommend, at year-end, to the SBU and department heads the amount of bonus to be paid to each plan participant. The bonus recommended is within the sole discretion of the participant's supervisor. A listing of the participant's goals, accomplishments and deficiencies shall be included with the supervisor's recommendations.

The SBU heads and department heads shall review and modify as appropriate these supervisors' recommendations and shall then recommend the amount of bonuses to be paid to the Administrative Committee. The Administrative Committee shall review and approve these recommendations. Any proposed changes by the Administrative Committee shall be discussed with the SBU and division heads. The amount of the bonus paid to all such participants is within the sole discretion of the Administrative Committee.

The President and CEO shall recommend, at year end, to the Compensation Committee of the Board of Directors the amount of bonuses to be paid to the Company's executive officers other than themselves. The Compensation Committee shall review and approve the bonuses to be paid to such executive officers and shall also set the bonuses for the President and CEO. The amount of bonuses paid to these officers is within the sole discretion of the Committee.

Any participant who is dissatisfied with a bonus may appeal the decision by submitting a written notice with reasons to the Administrative Committee within five days of being advised of the amount of the bonus. Decisions by the Administrative Committee and Compensation Committee on the amount of bonus to be paid to a participant, or concerning the administration, eligibility, interpretation, decision on appeal, or any other aspect of this Plan, shall be final and conclusive.

4. Payment of Bonuses

Bonuses awarded shall be paid as soon as reasonably practical after year-end, but in no event no later than March 15, 2008. To receive a bonus, a participant must be employed by the Corporation at the time the bonus is paid. A participant shall forfeit any right to receive a bonus and any bonus awarded but not already paid if such participant's employment is terminated for any reason, voluntarily or involuntarily, prior to the payment date.

5 Other Bonus Information

All eligible participants in the 2007 Bonus Plan will be provided with a copy of this document. If a participant receives a bonus under any other bonus program, that bonus payout will be deducted from any payment awarded under this Plan.

Employees hired after January 1, 2007 who have been approved for inclusion in advance by the Administrative Committee are also eligible to participate in this Plan.

The Board of Directors reserves the right, in its sole discretion, to amend, modify or eliminate this Plan or its application or administration, in whole or in part.

The Administrative Committee is comprised of the Chief Executive Officer and President.